ARROW ACQUISITION L.P.

8433 SOUTH KINGSTON AVENUE
TULSA, OKLAHOMA 74137
TELEPHONE (918) 523-3490
FACSIMILE (775) 261-9656
David Tippeconnic
dtippecon@cox.net

April 6, 2004

Board of Directors
ARROW-MAGNOLIA INTERNATIONAL, INC.
2646 Rodney Lane
Dallas, Texas 75229

	Re:	Acquisition of Arrow-Magnolia International, Inc. (the
"Company")

Ladies and Gentlemen:

This letter of intent sets forth the general terms of a proposed acquisition of the Company (the "Proposed Transaction") by ARROW ACQUISITION L.P. (the "Purchaser").

1. A summary of the general terms of the Proposed Transaction is as follows:

1.1 Acquisition of All Stock. The Purchaser will acquire all of the issued and outstanding capital stock of the Company. The Purchaser proposes to acquire the Company through a merger transaction involving the Purchaser. The form and terms of the transaction will be as set forth in a definitive agreement ("Definitive Agreement") to be negotiated and executed by the parties. The party's reserve the right to elect in the Definitive Agreement such alternative structure as they may deem necessary or appropriate based on tax, regulatory or other considerations.

1.2 Purchase Price. Based on our review of the available information to date, the purchase price will be $1.69 per share in cash for 100% of the outstanding shares (including any outstanding options to acquire shares) of the Company (assuming that the stockholders' equity (consisting of capital stock, capital surplus and retained earnings) of the Company will be at least $[to be negotiated] at closing, subject to adjustment as set forth herein and in the Definitive Agreement). Any price adjustment will be based on reductions to be negotiated and specifically set forth in the Definitive Agreement. In addition, the Purchaser shall pay an amount equal to the difference between the exercise price per share and $1.69 for all outstanding "in the money" options to purchase Company stock.

1.3 Contemplated Conditions to Proposed Transaction. The Definitive Agreement will provide that the Proposed Transaction would be subject to customary terms, conditions, representations and warranties, including without limitation:

(a) The Purchaser and the Company, including any subsidiaries, shall have received all permits, authorizations, regulatory and corporate approvals, Company shareholder approvals and third party consents necessary or advisable in the opinion of counsel for the consummation of the Proposed Transaction and all applicable legal requirements shall have been satisfied.

(b) Customary indemnification provisions, covenants regarding non-solicitation of customers and covenants not to compete.

(c) The execution by Estelle Shwiff and all of the directors and executive officers, including Mark I. Kenner and Fred Kenner (and all affiliates of Estelle Shwiff and such directors and executive officers), of an agreement with the Purchaser pursuant to which such persons agree to vote all of their shares of capital stock of the Company in favor of the Proposed Transaction and not to dispose of any such shares (or their voting rights) prior to the consummation of the Proposed Transaction.

(d) The execution by Fred Kenner of an employment agreement, including non-compete and non-solicitation provisions, with the Purchaser, on customary terms and conditions to be negotiated that are reasonably acceptable to the Purchaser and Mr. Kenner, for a term of three years following the closing of the Proposed Transaction. Base compensation will be set at $150,000 for the first year, $160,000 for the second year and 170,000 for the third year, plus incentives to be agreed upon by the Purchaser and Mr. Kenner. In addition, an incentive compensation plan will be established for Mr. Fred Kenner acceptable to him and the Purchaser. Basic terms for the first year of the incentive plan will provide for Mr. Kenner to receive 25% of his base pay if the Company revenues equal or exceed $12,500,000 for the 12 months following the transaction. If first year Company revenues equal or exceed $13,000,000 for the 12 months following the transaction, the incentive payment would represent 50% of base pay, and if first year Company revenues equal or exceed $14,000,000 for the 12 months following the transaction, then Mr. Kenner would receive 100% of his base pay in the form of the incentive bonus. Should the Company's revenues fall between $13,000,000 and $14,000,000, Mr. Kenner will receive the prorata portion of the bonus due between 50% and 100% of base pay. The revenue targets for this incentive plan would be reset each year of the employment agreement.

(e) The execution of a two-year consulting agreement with Mark I. Kenner. Mr. Kenner would receive consulting payments totaling $155,000 for the first year and $77,500 the second year. Final terms and conditions will be subject to an agreement between Mr. Kenner and the Purchaser.

(f) A termination fee in the amount of $200,000 plus all reasonable and customary expenses of the Purchaser related to the Proposed Transaction not to exceed a mutually agreeable limit to be negotiated payable to the Purchaser by the Company in the event the Definitive Agreement is terminated by the Company [under conditions to be negotiated].

(g) An option for the Purchaser to acquire up to 19.9% of the outstanding common stock of the Company at a price equivalent to the cash consideration per share (based upon the total consideration payable as set forth in section 1.2 above) in the event the Company offers or sells its stock to another entity and upon such other terms and conditions as may be negotiated by the parties.

(h) A mutually agreeable limit on legal, accounting and related fees and expenses incurred by the Company on and after January 1, 2004 in connection with the Proposed Transaction. Any excess over such limit will be deducted from the purchase price.

(i) Existing employment agreements between the Company and Mr. Mark Kenner and Mr. Fred Kenner will be terminated in all respects prior to closing.


1.4 Steps Prior to Definitive Agreement. The parties anticipate that Purchaser shall complete the following prior to execution of a Definitive
Agreement:

(a) Due diligence reviews satisfactory in scope, content and results to the Purchaser shall have been conducted and shall include a detailed due diligence review of the business operations, assets and liabilities of the Company. With the Company's cooperation, the Purchaser agrees to use commercially reasonable efforts to complete Purchaser's due diligence reviews within 30 days of the execution date of this letter.

(b) The Purchaser shall have provided the Company with satisfactory assurance of its ability to secure financing for the Proposed
Transaction on terms and conditions that shall be acceptable to the Purchaser, in the Purchaser's sole discretion. The Purchaser has selected Bank One, located at 1717 Main Street in Dallas, Texas to provide financing. Initial terms and conditions have been agreed to, however, Bank One will perform its own due diligence and appraisals before final commitments and agreements can be entered into. A letter of intent outlining the terms and conditions of the Proposed Transaction will be provided to the Company upon receipt. In addition, Purchaser will provide its final Bank One Commitment letter to the Company upon receipt, which is expected to take no longer than 45 days.

(c) The Purchaser shall have provided the Company with a proposed draft of the Definitive Purchase Agreement within 30 days after the execution of this letter.

1.5 Regulatory Compliance. Within 30 days after the later of the completion of due diligence reviews, the execution of a Definitive Agreement and Company Board approval, the parties anticipate submitting appropriate documentation to the relevant regulatory agencies.

2. Effect of Letter of Intent. The matters set forth in section 1 of this letter constitute an expression of our mutual intention only and do not constitute a binding agreement between the parties with respect to the Proposed Transaction or otherwise. The matters set forth in sections 2 through 13 of this letter, however, constitute binding agreements between the parties. No party to this letter shall have any liability to the other parties with respect to the non-binding provisions hereof unless and until a Definitive Agreement, and other related documents, are prepared, authorized, executed and delivered by and between the parties.

3. No Solicitation; Conduct of Business. In consideration for the substantial expenditures of time, effort and expenses to be undertaken by the Purchaser in pursuing the Proposed Transaction, the Company and the undersigned shareholders agree that from the date of execution of this letter through June 30, 2004:

(a) Neither the Company nor any of the undersigned shareholders (collectively hereinafter referred to as the "Company Affiliates") shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to or enter into any agreement with, any person or group of persons (other than the Purchaser) concerning any acquisition of the Company, any securities of the Company or any part of the assets or properties of the Company outside the ordinary course of the Company's business or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company or any of the Company's subsidiaries or assets, or assist or participate in, facilitate or encourage any efforts or attempts by any other person to do or seek to do any of the foregoing; provided, that the Company may furnish information and assistance concerning its business, properties or assets to any person or group concerning any acquisition, merger, consolidation, liquidation, dissolution or similar transaction if such person or group has submitted a superior proposal and the Board of Directors determines in good faith after consultation with outside counsel that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law;

(b) The Company will promptly inform the Purchaser if the Company or any of the Company Affiliates are approached with respect to, or otherwise made aware of, any such solicitation, discussions or inquiries;

(c) The Company will use commercially reasonable efforts to preserve intact the Company's business organization and the goodwill of customers, suppliers, key employees, sales people and others having business relations with the Company;

(d) The Company will not, without the prior written consent of the Purchaser, issue any shares, warrants or convertible securities (except pursuant to outstanding options or warrants), grant any options, declare or pay any dividends, repurchase or redeem any of the Company's capital stock or make any other distributions to shareholders, reclassify any of the Company's outstanding stock or sell or dispose of a material amount of assets except in the ordinary course of business; and

(e) The Company will not, without the prior written consent of the Purchaser (i) increase the compensation of any officer, director or employee, except pursuant to existing contractual obligations, (ii) enter into any transaction greater than $50,000, except in the ordinary course of business, (iii) enter into any transaction that is not in the usual and ordinary course of the Company's business or (iv) initiate any management changes.

4. Expenses. Each of the parties to this letter of intent shall bear and pay its respective costs and expenses incurred in connection therewith, including without limitation, all fees and expenses of its respective agents, representatives, legal counsel and accountants.

5. Brokers' or Finders' Fees. Except for that certain engagement letter between Trinity Advisors, LP and the Company (a copy of which has been provided to the Purchaser) under which the Company will pay a success fee at Closing, no party has engaged or has an obligation to pay a broker or finder in connection with the Proposed Transaction. Each party will indemnify, defend and hold harmless the other against the claims of any brokers or finders claiming by, through or under the indemnifying party.

6. Access to Books and Records. During the period from the date of this letter of intent until the earlier of (a) the date upon which the obligations of the parties hereunder shall terminate in accordance with the terms hereof, or (b) the date upon which the Definitive Agreement shall be executed and delivered, the Company will permit or cause to be permitted to the Purchaser and its representatives full and unrestricted access during normal business hours to the books, records, properties and personnel of the Company and the Company shall cooperate fully with whatever investigations and inspections the Purchaser may wish to undertake in order to negotiate the Definitive Agreement, it being understood that the Purchaser shall conduct such investigations and inspections in a reasonable and businesslike manner that will be least disruptive to the Company's daily operations and in accordance with law.

7. Confidentiality. The Company agrees that the Company and all Company Affiliates will hold information with respect to the Purchaser and the Proposed Transaction in strict confidence and will not disclose such information other than to Company representatives and advisors who need to know such information for the purpose of evaluating the Proposed Transaction, who shall be informed by the Company of the confidential nature of such information and directed by the Company to treat such information confidentially. If the obligations of the parties are terminated pursuant to section 12, the Company will return all information furnished to the Company by the Purchaser and all copies thereof upon the Purchaser's request. The above limitations on use and disclosure shall not apply to information which
(a) was known to the Company before receipt thereof from the Purchaser,
(b) was learned by the Company before receipt thereof from the Purchaser,
(c) becomes known publicly other than through the Company or (d) is required by law or court order to be disclosed by the Company. In the event that the Company is required by law in any judicial or governmental proceeding to disclose any Confidential Information, the Company will give Purchaser prompt written notice of such request so that Purchaser may seek a protective order or other appropriate remedy. In the absence of a protective order, the Company may disclose such Confidential Information only to the extent compelled to do so; provided, however, that The Company gives Purchaser written notice of the portion of the Confidential Information to be disclosed as far in advance of the disclosure as is reasonably practicable and uses its reasonable best efforts, at Purchaser's expense, to obtain assurances that confidential treatment will be accorded to such Confidential Information.

8. Nondisclosure. None of the parties to this letter or any of their respective representatives, directly or indirectly, shall disclose to the public or to any third party (except as set forth herein) the existence of this letter of intent or the Proposed Transaction, or any term, condition or aspect thereof, other than with the express prior written consent of the other parties, except as may be required by law, in which event the contents of any proposed disclosure will be discussed with the other parties before release. The parties understand and agree that a press release and Form 8-K will be made publicly available promptly after execution and delivery of this letter, and the parties agree to cooperate in the preparation thereof to comply with applicable federal securities law.

9. Amendment, Modification or Extension. The terms of this letter of intent may not be amended, modified or extended, nor may any of its terms be waived, except by a written instrument signed by all of the parties hereto.

10. Multiple Counterparts; Assignment, Etc. This letter constitutes the entire agreement of the parties related to the transactions contemplated by this letter and supersedes all prior contracts or agreements with respect to those matters, whether oral or written; provided that it does not affect that certain Non-Disclosure and Standstill Agreement of February 10, 2004. All notices, requests, instructions, consents, correspondence or documents provided for or permitted to be given under this letter must be in writing and are effective on actual receipt by the intended recipient or by delivery to the address or facsimile number for the recipient listed below:

If to the Purchaser :   ARROW ACQUISITION L.P.
				8433 South Kingston Avenue
				Tulsa, Oklahoma 74137
				Attention:  Mr. David Tippeconnic
				Facsimile:	(775) 261-9656

If to the Company and/or
any of the undersigned shareholders:ARROW-MAGNOLIA INTERNATIONAL, INC.
                        2646 Rodney Lane
                        Dallas, Texas 75229
				Attention:  Mr. Mark I. Kenner

With a copy to:         HEWITT & HEWITT, P.C.
                        2612 Thomas Avenue
                        Dallas, Texas 75204
                        Attention:  Mr. Christopher M. Hewitt

This letter may be executed by the parties hereto in one or more counter-parts, each of which shall be deemed an original and each of which shall constitute one and the same instrument. The rights, benefits, duties and obligations under this letter of intent are not assignable by any party hereto without the prior written consent of the other party.

11. Termination. The obligations of the parties under the binding provisions hereof may be terminated by mutual written consent at any time or by written notice of one party to the other if the Definitive Agreement shall not have been executed and delivered by June 30, 2004. Upon termination of the binding provisions of this letter of intent, the parties shall have no further obligations hereunder, except as stated in sections 2, 4, 5, 7 and 8. It is understood that this letter of intent will also terminate upon execution and delivery of the Definitive Agreement.

12. Governing Law, Etc. This letter of intent and the rights and duties of the parties arising out of this letter shall be governed by and construed and enforced in accordance with the laws of the State of Texas and, to the extent applicable, federal law.

13. Absence of Other Agreements; Authority. By executing this letter of intent, (a) the Company and the undersigned shareholders represent and warrant that there are no outstanding options, contracts or other agreements regarding the sale or acquisition of the Company or other material assets of the Company, except for this letter and (b) each party represents and warrants that such party is duly authorized to execute this letter of intent, that the letter of intent has been validly executed and delivered and that the letter of intent, to the extent provided herein, is a valid and binding obligation of such party enforceable in accordance with its terms, and does not conflict with or violate any agreement with any other person.

If this letter accurately sets forth our understanding, please sign and return the enclosed copy on or before 5:00 p.m., Tulsa, Oklahoma time, on April 10, 2004. If this letter is not agreed to, executed and returned to the Purchaser by such date, the Purchaser will consider the Proposed Transaction to have been rejected.

Sincerely,

ARROW ACQUISITION L. P.
By  AM MANAGEMENT LLC
General Partner


By /s/ David Tippeconnic
-----------------------------
David Tippeconnic, Manager

AGREED TO AND ACCEPTED:

ARROW-MAGNOLIA INTERNATIONAL, INC.


By /s/ Mark I Kenner
------------------------------
Mark I. Kenner, Chief Executive
Officer


/s/ Fred Kenner
------------------------------
Fred Kenner



/s/ Mark I Kenner
------------------------------
Mark I. Kenner



/s/ Estelle Shwiff
------------------------------
Estelle Shwiff

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